Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP AND MISSION BROADCASTING
TO ACQUIRE COMMUNICATIONS CORPORATION OF AMERICA AND
WHITE KNIGHT BROADCASTING, OWNERS OF 19 TELEVISION STATIONS
IN TEN MARKETS, FOR $270 MILLION IN ACCRETIVE TRANSACTION

IRVING, Texas, April 24, 2013 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it and Mission Broadcasting, Inc. (“Mission”) entered into definitive agreements to acquire the stock of privately-held Communications Corporation of America and White Knight Broadcasting (“CCA”), the owners of nineteen television stations and seven associated digital sub-channels in ten markets, for a total of $270 million in a transaction that is expected to be immediately accretive to Nexstar upon closing.  Nexstar management will host a conference call and webcast today at 5:00 p.m. ET (details below) to review details of the transaction.

Under the terms of the agreements, Nexstar will acquire 11 of the CCA stations and will enter into services agreements with certain identified parties, including Mission, who are acquiring 8 of the stations (see table below).  The acquisitions will be funded through cash on hand and cash generated from operations prior to closing, borrowings under the existing credit facilities and future credit market transactions.

The planned acquisition of the CCA stations further broadens Nexstar’s local television broadcasting platform with stations that are geographically complementary to Nexstar’s operating base while also presenting significant financial and operating synergies with the Company’s existing portfolio.  Upon closing, the acquisition will increase Nexstar’s portfolio of stations that it owns, operates, programs or to which it provides sales and other services to 91 stations in 48 markets reaching approximately 13.9% of all U.S. television households.

In 2014, (the first fiscal year following the closing of the transaction), the nineteen acquired stations are expected to contribute approximately $100 million in incremental net revenue.  Giving effect to approximately $12.5 million in projected synergies, the acquisition is expected to generate over $50 million in additional broadcast cash flow (definitions and disclosures regarding non-GAAP financial information are included later in this announcement) and is expected to provide free cash flow accretion in the first year of approximately 20% over the levels expected to be generated by Nexstar’s existing operations. The purchase price represents a multiple of approximately 5.7 times the average 2012/2013 broadcast cash flow of the acquired stations after giving effect to anticipated operating improvements and synergies identified by Nexstar.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “The transaction announced today again highlights Nexstar’s role in the industry as a leading consolidator of stations in mid-sized markets through accretive transactions. The acquisition significantly expands our revenue and operating base with stations where we can quickly apply our operating and management disciplines to meaningfully improve their performance which we believe will result in significant free cash flow accretion immediately upon closing.  The addition of the CCA stations builds further scale and operating leverage and represents another excellent opportunity for Nexstar to expand our footprint and portfolio in attractive and highly complementary markets.

“We are acquiring these stations at a very attractive pro-forma multiple of broadcast cash flow and based on our current financing plans as well as the significant free cash flow to be generated following our other recent acquisitions, we expect the transaction to result in net leverage in the mid-3x level at the end of 2014.  Most significantly, pro-forma for the completion of the transaction, we expect to generate free cash flow levels approximately 20% higher than our existing platform of 72 stations.

“These stations also represent an ideal complement to our existing station portfolio in terms of geographic fit, market size and the ability to develop additional virtual duopolies.  Our local market presence in states where we now operate, including Texas, Louisiana and Indiana, will be fortified and the transaction includes five new duopolies and will create two more duopolies which will bring our duopoly count to 33 markets upon closing.”

Mr. Sook concluded, “Since Nexstar’s formation in 1996 we have built the company through a disciplined approach to acquisitions and have consistently enhanced the operating results of acquired stations as reflected in our record 2012 operating results.  We believe the acquisition of these stations and the expanded scale they bring to our operations combined with our record of building new local direct client relationships, success in expanding local programming and consistent, substantial growth in digital media revenues, position Nexstar to continue building long-term shareholder value.  In the current environment we see further opportunities to optimize our portfolio through both strategic acquisitions and select divestitures.”

Peter Markham, Chairman, Communications Corporation of America, said, “Nexstar is a premier TV broadcasting company that has grown in a disciplined fashion.  We are pleased that the CCA stations will become part of Nexstar’s expanded footprint giving them the benefits of increased scale to build on the momentum we have created over the past several years.  As part of the Nexstar portfolio, we believe that our stations will be positioned extremely well for future growth which should benefit our team members, customers and the communities we serve.”

CCA and White Knight Broadcasting Television Stations
	Market	Market Rank	Station	Affiliation
1	Shreveport, LA	83	KMSS	FOX
2	Shreveport, LA	83	KSHV	MNTV
3	Harlingen-Weslaco-Brownsville-McAllen, TX	86	KVEO	NBC/Estrella
4	Waco-Temple-Bryan, TX	88	KWKT	FOX/MNTV/Estrella
5	Waco-Temple-Bryan, TX	88	KYLE	FOX/MNTV/Estrella
6	El Paso, TX	91	KTSM	NBC/Estrella
7	Baton Rouge, LA	94	WGMB	FOX
8	Baton Rouge, LA	94	WBRL-CD	CW
9	Baton Rouge, LA	94	WVLA	NBC
10	Baton Rouge, LA	94	KZUP	RTV
11	Evansville, IN	104	WEVV	CBS/FOX/MNTV
12	Tyler-Longview, TX	107	KETK	NBC/Estrella
13	Tyler-Longview, TX	107	KFXK	FOX
14	Tyler-Longview, TX	107	KFXL-LD	FOX
15	Tyler-Longview, TX	107	KLPN-LD	MNTV
16	Lafayette, LA	124	KADN	FOX
17	Lafayette, LA	124	KLAF-LD	MNTV
18	Odessa-Midland, TX	152	KPEJ	FOX/Estrella
19	Alexandria, LA	179	WNTZ	FOX/MNTV

Completion of the CCA transaction, expected to close early in the fourth quarter of 2013, is subject to Federal Communications Commission approval, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions.

Houlihan Lokey served as the exclusive financial advisor to Communications Corporation of America in this transaction.

Conference Call
Nexstar will host a conference call at 5:00 p.m. ET today to review the transaction and host a question and answer session.  To access the conference call, interested parties may dial 201/689-8890 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Webcast/Presentations” section of Nexstar’s website at www.nexstar.tv.  A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Please call five minutes in advance to ensure that you are connected.  Questions and answers will be taken only from participants on the conference call.  For the webcast, please allow 15 minutes to register, download and install any necessary software.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and two independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of the proposed CCA transaction Nexstar will own, operate, program or provides sales and other services to 91 television stations and  related digital multicast signals reaching 48 markets or approximately 13.9% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact: Thomas E. Carter Chief Financial Officer Nexstar Broadcasting Group, Inc. 972/373-8800	Joseph Jaffoni JCIR 212/835-8500 or nxst@jcir.com

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